Exhibit 99.1

Seneca Foods Reports a Sales Increase of 0.8% or $7.9 Million and Net Earnings of $14.3 Million for the Nine Months Ended December 31, 2016

MARION, N.Y. January  25, 2017 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported net earnings for the fiscal nine months ended December 31, 2016 of $14.3 million, or $1.43 per diluted share, compared to net earnings of $40.6 million, or $4.04 per diluted share for the same period in the prior year.  A significant portion of the earnings decrease is attributable to the Company recording a gain of $24.3 million related to the contractual payment received in conjunction with a relationship transfer agreement with General Mills in the prior year.  In the nine months ended December 31, 2016, net sales increased $7.9 million, or 0.8% to $979.6 million. The increase is attributable to a sales volume increase of $68.4 million partially offset by unfavorable sales mix and lower selling prices of $60.5 million.
The Company reported for the third quarter of 2017, net earnings of $8.2 million, or $0.82 per diluted share, compared to net earnings of $31.1 million, or $3.10 per diluted share, in the fiscal third quarter of 2016.   Net sales for the third quarter ended December 31, 2016 decreased from the third quarter ended December 26, 2015 by 14.5%, or $62.5 million to $369.7 million.  The decrease is attributable to a sales volume decrease of $48.5 million and an unfavorable sales mix and lower selling prices of $14.0 million. The sales decrease is mostly a timing difference attributable to a change in contract terms for Green Giant.
During the first nine months of fiscal 2017, the Company recorded a restructuring charge of $2.8 million primarily related to severance and the cost of moving equipment from a plant that was closed in the prior fiscal year.  In addition, during the first nine months of fiscal 2017, the Company incurred a non-cash after-tax LIFO charge of $0.3 million, compared to a non-cash after-tax LIFO credit of $8.6 million in the first nine months of fiscal 2016.

Operating income, as reported, was $13.9 million for the quarter ended December 31, 2016 and $48.5 million for the quarter ended December 26, 2015.  During the nine months ended December 31, 2016 and the nine months ended December 26, 2015, this was $26.7 million and $66.4 million, respectively. Operating income, excluding the LIFO charge/credit and the restructuring charge/credit, was $11.3 million for the quarter ended December 31, 2016 and $46.4 million for the quarter ended December 26, 2015.  During the nine months ended December 31, 2016 and the nine months ended December 26, 2015, this was $29.9 million and $62.8 million, respectively.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, Cherryman®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company's historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Earnings excluding LIFO and plant restructuring.

	Quarter Ended		Nine Months Ended
	In millions		In millions
	12/31/2016	12/26/2015	12/31/2016	12/26/2015
	FY 2017	FY 2016	FY 2017	FY 2016

Operating earnings, as reported:	$13.9	$48.5	$26.7	$66.4

LIFO (credit) charge	(3.9)	(11.7)	0.4	(13.2)

Plant restructuring charge	1.3	9.6	2.8	9.6

Operating earnings, excluding LIFO and plant restructuring impact	$11.3	$46.4	$29.9	$62.8

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Nine Months Ended
EBITDA and FIFO EBITDA:	December 31, 2016	December 26, 2015
	(In thousands)

Net earnings	$14,263	$40,613
Income tax expense	6,217	19,924
Interest expense, net of interest income	6,709	5,772
Depreciation and amortization	18,209	15,884
Interest amortization	(270)	(226)
EBITDA	45,128	81,967
LIFO charge (credit)	(434)	(13,249)
FIFO EBITDA	$44,694	$68,718

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data
For the Periods Ended December 31, 2016 and December 26, 2015
(In thousands of dollars, except share data)

	Third Quarter		Year-to-Date
	Fiscal 2017	Fiscal 2016	Fiscal 2017	Fiscal 2016

Net sales	$369,705	$432,198	$979,566	$971,658

Plant restructuring expense (note 2)	$1,316	$9,624	$2,778	$9,558

Other operating (expense) income net (note 3)	$(1,153)	$24,197	$(1,172)	$24,600

Operating income (note 1)	$13,890	$48,450	$26,689	$66,441
(Earnings) Loss from equity investment	(333)	46	(500)	132
Interest expense, net	2,414	2,191	6,709	5,772
Earnings before income taxes	$11,809	$46,213	$20,480	$60,537

Income taxes expense	3,628	15,090	6,217	19,924

Net earnings	$8,181	$31,123	$14,263	$40,613

Earnings attributable to common stock (note 4)	$8,100	$30,832	$14,115	$40,180

Basic earnings per share	$0.83	$3.12	$1.44	$4.06

Diluted earnings per share	$0.82	$3.10	$1.43	$4.04

Weighted average shares outstanding basic	9,770,245	9,884,024	9,790,234	9,891,160

Weighted average shares outstanding diluted	9,839,915	9,953,784	9,859,904	9,960,920

Note 1: The effect of the LIFO inventory valuation method on third quarter pre-tax results increased operating earnings by $3,941,000 for the three month period ended December 31, 2016 and increased operating earnings by $11,662,000 for the three month period ended December
26, 2015. The effect of the LIFO inventory valuation method on year-to-date pre-tax results decreased operating earnings by
$434,000 for the nine month period ended December 31, 2016 and increased operating earnings by $13,249,000 for the nine month period ended December 26, 2015.
Note 2: The nine month period ended December 31, 2016 included a restructuring charge primarily for severance and moving costs of $2,778,000.
The nine month period ended December 26, 2015 included a restructuring charge for plant closure costs of $9,558,000.
Note 3: Other loss for the nine month period ended December 31, 2016 of $1,172,000 represents a charge for impairment of a long-term asset of
$1,052,000, a net loss on the sale of unused fixed assets of $149,000 and a gain of $29,000 to adjust a previously recorded environmental charge.
Other operating income for the nine month period ended December 26, 2015 of $24,600,000 represents a $24,275,000 assignment payment related to the relationship transfer agreement among General Mills, B & G Foods and the Company, a $200,000 credit related to a contingency accrual for
Prop 65, net gain on the sale of unused fixed assets of $43,000 and a credit of $82,000 related to an adjustment to an environmental accrual.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

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